September 20, 2006

Board of Directors

Coffee Pacifica, Inc.

Re: Form 8-K

To Whom It May Concern:

I have received and reviewed a copy of the Current Report on Form 8-K dated August 9, 2006, to be filed with the Securities and Exchange Commission and the disclosures made under Item 5.02 thereof. I have no disagreements with the disclosures made by the company as they pertain to my decision not to stand for re-election to the Company's Board of Directors.

I hereby consent to the inclusion of this letter as an exhibit to the Form 8-K.

Sincerely,

"Bernard Goma"

Bernard Goma